Exhibit 99.1

[TECO Energy Logo]






FOR IMMEDIATE RELEASE


CONTACT:                Laura Plumb
                        Work: 813.228.1572
                        Home:  813.259.9919
                        E-mail: ldplumb@tecoenergy.com


TECO ENERGY TO JOIN FORCES WITH THREE OTHER COMPANIES
TO CREATE NATIONAL PROPANE OPERATION

      Tampa, Fla., February 16, 2000   TECO Energy, Inc. (NYSE: TE) today

announced that it has entered into an agreement to form a joint venture which combines its Peoples Gas Company propane operations with the propane operations of Atmos Energy Corporation (NYSE: ATO), Dallas, Texas; AGL

Resources, Inc. (NYSE: ATG), Atlanta, Ga.;  and Piedmont Natural Gas Company,

Inc. (NYSE: PNY), Charlotte, N.C.

      The combined entity, to be named US Propane, L.P., will be among the 10 largest propane retailers in the nation, with nearly 200,000 customers.

Focused on the Southeast, US Propane will have operations in Alabama, Florida,

Georgia, Kentucky, North Carolina, South Carolina and Tennessee.

                                    -more-







TECO Energy - 2

      This transaction is subject to regulatory approval for one of the proposed participants and other customary conditions.  The participating companies expect this transaction to be completed by May 1, 2000.  They are being advised in the transaction by Paine Webber, Inc.

       This union allows Peoples Gas Company and the other participating companies to improve their regional competitiveness and target growing to be one of the top retail propane providers in the country,  said TECO Energy

Chairman and Chief Executive Officer Robert Fagan.   It s a major opportunity

for each of us to fully realize the potential of our propane businesses.

       We believe the combination will enhance customer service while providing growth opportunities for our employees and long-term value for our

shareholders,  added Fagan.   And, our customers will continue to receive the

high quality service they have come to expect from Peoples Gas under the US

Propane umbrella.

      A nationwide search for a chief executive officer to establish US

Propane and lead its growth is currently underway.  The company has tentatively selected Nashville for its headquarters.

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TECO Energy   3



      TECO Energy, Inc. is a diversified, energy-related utility holding company based in Tampa.  In addition to Peoples Gas Company, its principal businesses include Tampa Electric, Peoples Gas System, TECO Power Services,

TECO Transport, TECO Coal, TECO Coalbed Methane, and Bosek, Gibson and





Associates.






This press release contains forward-looking statements, which are subject to inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the ability to: successfully complete the joint venture transaction; effectively integrate the different operations; recruit qualified personnel, including a CEO; successfully compete against established national and regional propane operations; and effect transactions that will contribute to the growth of the business.

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